SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM SB-2

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

File No. 333-47280

NBOG BANCORPORATION, INC.
(Name of Small Business Issuer in its Charter)

Georgia (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	58-2554464 (IRS Employer Identification Number)

1294 West Ridge Road, Suite E, Gainesville, Georgia 30501, (770) 297-8060
(Address and telephone number of principal executive offices and principal place of business)

Gary H. Anderson NBOG Bancorporation, Inc. 1294 West Ridge Road, Suite E Gainesville, Georgia 30501 (770) 297-8060	COPIES TO:	Daniel D. Dinur, Esq. Dinur & Associates, P.C. One Lakeside Commons 990 Hammond Drive, Suite 760 Atlanta, Georgia 30328 (770) 395-3170

_______________________________________________
(Name, address, and telephone number of agent for service)

Approximate date of proposed sale to the public: as soon as practicable after this Registration Statement has become effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

On October 4, 2000, NBOG Bancorporation, Inc. (the "Corporation") filed a Registration Statement on Form SB-2, Registration No. 333-47280, for the registration of up to 1,000,000 shares of Common Stock, $.01 par value of the Corporation. The Registration Statement was declared effective on November 17, 2000. This Post-Effective Amendment No. 1 to Registration Statement on Form SB-2 is being filed to report an event that has occurred subsequent to the effectiveness of the Registration Statement.

On July 17, 2001, Dr. Phillip W. Moery tendered his resignation as chairman and as a member of the board of directors of both the Corporation and The National Bank of Gainesville (the "Bank") due to health problems which prevent him from continuing in those positions. At a meeting on July 20, 2001, the Board of Directors accepted such resignation and elected Ann M. Palmour, the Corporation's Vice-Chairman, as Chairman of both the Corporation and the Bank to replace Dr. Moery.

The Corporation has confirmed with the appropriate regulatory authorities that this change will have no effect on the pending final regulatory approvals of the Corporation as a bank holding company and the Bank as a national bank.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned in the city of Gainesville, Georgia, as of July 26, 2001.

NBOG BANCORPORATION, INC.

By: /S/ Gary H. Anderson
Gary H. Anderson
President and Chief Executive Officer and as attorney-in fact for each of the Directors and Officers of NBOG Bancorporation, Inc. pursuant to the Power of Attorney filed with the original Registration Statement